Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

ROCKVILLE, Md. (November 13, 2015) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China, today reported financial results for the three and nine months ended September 30, 2015.

CASI reported a net loss for the third quarter of 2015 of ($1.6 million), or ($0.05) per share. This compares with a net loss of ($21.5 million), or ($0.77) per share, for the same period last year. For the first nine months of 2015, the reported net loss was ($5.5 million), or ($0.17) per share as compared to ($24.6 million), or ($0.90) per share for the first nine months of 2014. The 2014 net loss was primarily attributable to non-cash expense of $19.7 million associated with the September 2014 in-license agreements with Spectrum Pharmaceuticals. Excluding this non-cash expense, net loss for the third quarter and first nine months of 2014 was ($1.9 million), or ($0.07) per share and ($4.9 million) or ($0.18) per share, respectively.

As of September 30, 2015, CASI had cash and cash equivalents of approximately $6.4 million. As previously announced, in September 2015, the Company received financial commitments for a $25.1 million financing, subject to certain regulatory and customary closing conditions.

Commenting on these results, Sara B. Capitelli, CASI’s Vice President, Finance, said, “Our third quarter 2015 financial results were in line with expectations. Research and development expenses increased compared with the previous year primarily due to costs associated with our food effect study of ENMD-2076 in healthy human subjects in advance of the initiation of our FLC trial, along with increased costs associated with our research and development activities in China in 2015. The decrease in general and administrative expenses compared with the previous year primarily reflects lower non-cash stock-based compensation expense. As we continue to execute our regulatory, clinical and business development plan, we expect operating expenses to increase for the remainder of 2015.”

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, stated, “We are pleased with the recent financial commitments we received and with our overall financial position and outlook. We will continue to advance our product pipeline and look forward to delivering future milestones.”

About CASI Pharmaceuticals, Inc.

CASI is a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China. CASI’s product pipeline includes exclusive rights to ZEVALIN® (ibritumomab tiuxetan), MARQIBO® (vinCRIStine sulfate LIPOSOME injection) and EVOMELA™ (CE-Melphalan HCI for injection) for greater China (including Taiwan, Hong Kong and Macau). CASI’s development pipeline also includes its proprietary drug candidate ENMD-2076, a selective angiogenic kinase inhibitor currently in multiple Phase 2 oncology studies, and 2ME2 (2-methoxyestradial) currently under reformulation development. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals, including, without limitation, with respect to the closing of the private placement offering and the anticipated use of the net proceeds. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that the closing of our recent private placement offering does not occur; the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, including as a result of the closing of the private placement offering; the difficulty of executing our business strategy in China; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

ZEVALIN® MARQIBO® and EVOMELA™ are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT:	INVESTOR CONTACT:
CASI Pharmaceuticals, Inc.	Torrey Hills Capital
240.864.2643	Jim Macdonald
ir@casipharmaceuticals.com	858.456.7300
jmacdonald@torreyhillscapital.com

(Financial Table Attached)

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CASI PHARMACEUTICALS, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended September 30,

	2015	2014

Total revenues	$-	$-

Research and development	$942,338	$697,001

General and administrative	$673,910	$1,150,164

Acquired in-process research and development	$-	$19,681,711

Net loss	$(1,604,904)	$(21,538,384)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.05)	$(0.77)

Weighted average number of shares outstanding (basic and diluted)	32,455,811	27,804,223

Cash and cash equivalents	$6,423,920	$11,817,324

Nine Months Ended September 30,

	2015	2014

Total revenues	$47,712	$-

Research and development	$3,030,648	$1,981,468

General and administrative	$2,459,024	$2,933,456

Acquired in-process research and development	$-	$19,681,711

Net loss	$(5,503,724)	$(24,605,631)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.17)	$(0.90)

Weighted average number of shares outstanding (basic and diluted)	32,445,811	27,297,828

Cash and cash equivalents	$6,423,920	$11,817,324

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